Exhibit 99.1

NEWS ANNOUNCEMENT

Conference call:	Today – May 8 at 11:00 a.m. ET

Webcast / Replay URL:	http://www.strong-world.com (Investor Relations section)
The replay will be available on the Internet for 90 days.

Dial-in number:	800-762-8795 ; conference ID 4681716 or “Ballantyne Strong”

Ballantyne Reports Financial Results for First Quarter of 2014

OMAHA, Nebraska (May 8, 2014) Ballantyne Strong, Inc. (NYSE MKT: BTN), a diversified provider of digital technology services, products and solutions, today reported financial results for the first quarter ended March 31, 2014.

Net revenues were $22.0 million in the first quarter of 2014, compared with $27.6 million in the same period of the prior year. Net loss totaled $0.6 million, or ($0.04) per share, in the first quarter of 2014, compared with net income of $0.6 million, or $0.04 per diluted share, in the same period of the prior year.

Gary L. Cavey, President and CEO of Ballantyne Strong, commented, “Although total revenues were impacted by seasonal weakness in the first quarter, we are very pleased with the improvement we are seeing in gross margin as a result of the growth in our Managed Services segment. For the first quarter of 2014, Managed Services increased to 38% of our total revenue, up from 9% in the same period of the prior year. This helped drive a nearly five percentage point improvement in our gross margin to 19.1%.

“We continue to introduce new products that will drive organic revenue growth. We recently introduced our Integrated Cyber Screens, a new line of smaller motorized screens that will enable us to offer our world-class big screen quality to the professional audiovisual market for the first time. The Integrated Cyber series is designed for use in smaller venues such as conference rooms, media rooms, museums, schools and worship facilities. This new product line will open up an entirely new market for us that we believe can help drive continued growth in our screen business in the years ahead,” said Mr. Cavey.

Q1 2014 Financial Summary

Managed Services revenues were $8.4 million in the first quarter of 2014, compared with $2.5 million in the same period of the prior year. The increase is attributable to the acquisition of Convergent Media Systems.

Systems Integration revenues were $14.0 million in the first quarter of 2014, compared with $25.5 million in the same period of the prior year. The decline is primarily attributable to the continued softening in demand as the cinema industry’s shift to a digital equipment platform.

Consolidated gross profit was $4.2 million in the first quarter of 2014, compared with $3.9 million in the same quarter of the prior year. Gross margin was 19.1% in the first quarter of 2014, compared with 14.2% in the same quarter of the prior year. The improvement in gross margin was primarily attributable to a higher contribution of Managed Services revenue within the overall sales mix.

Selling, general and administrative expenses (SG&A) were $5.4 million in the first quarter of 2014, compared with $3.4 million in the same quarter of the prior year. The increase in SG&A was attributable to the addition of Convergent’s operations.

Balance Sheet and Cash Flow Update

Ballantyne’s cash and cash equivalents balance at March 31, 2014 was $25.5 million, a decrease from $28.8 million at the end of the prior quarter. The decrease in cash and cash equivalents balance was primarily attributable to a decrease in accounts payable.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong designs, integrates, and installs technology solutions for a broad range of applications; develops and delivers out-of-home messaging, advertising and communications; manufactures projection screens and lighting products; and provides managed services including monitoring of networked equipment. The Company focuses on serving the retail, financial, government and cinema markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:

Mary A. Carstens	Tricia Ross
Chief Financial Officer	Financial Profiles
402/453-4444	916/939-7285 or tross@finprofiles.com

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2014 and 2013

(In thousands, except per share data)

(Unaudited)

	2014	2013

Net product sales	$14,834	$25,196
Net service revenues	7,187	2,425
Total net revenues	22,021	27,621

Cost of products sold	12,450	21,593
Cost of services	5,355	2,114
Total cost of revenues	17,805	23,707
Gross profit	4,216	3,914
Selling and administrative expenses:
Selling	1,546	866
Administrative	3,893	2,501
Total selling and administrative expenses	5,439	3,367
Gain (loss) on sale or disposal of assets	7	2
Income (loss) from operations	(1,216)	549
Equity in income (loss) of joint venture	95	(106)
Other income (expense):
Interest income	177	22
Interest expense	(9)	(7)
Other income (expense), net	209	248
Total other income (expense)	377	263
Earnings (loss) before income taxes	(744)	706
Income tax benefit (expense)	150	(141)
Net earnings (loss)	$(594)	$565
Basic earnings (loss) per share	$(0.04)	$0.04
Diluted earnings (loss) per share	$(0.04)	$0.04
Weighted average shares outstanding:
Basic	14,026	13,979
Diluted	14,026	14,023

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,491	$28,791
Accounts receivable (net of allowance for doubtful accounts of $759 and $703, respectively)	16,511	20,047
Inventories:
Finished goods, net	10,597	10,949
Work in process	359	345
Raw materials and components, net	4,304	3,891
Total inventories, net	15,260	15,185
Recoverable income taxes	3,445	2,207
Other current assets	5,500	5,873
Total current assets	66,207	72,103
Property, plant and equipment (net of accumulated depreciation of $5,007 and $4,781, respectively)	14,202	14,721
Note receivable	2,611	2,497
Intangible assets, net	939	895
Goodwill	1,080	1,123
Other assets	3,672	4,105
Total assets	$88,711	$95,444
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,483	$12,844
Accrued expenses	4,962	6,236
Customer deposits/deferred revenue	3,621	3,474
Income tax payable	496	888
Total current liabilities	18,562	23,442
Deferred revenue	2,643	3,008
Deferred income taxes	755	790
Other accrued expenses, net of current portion	1,781	1,748
Total liabilities	23,741	28,988
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,869 shares at March 31, 2014 and December 31, 2013, respectively; 14,138 shares outstanding at March 31, 2014 and December 31, 2013, respectively	167	167
Additional paid-in capital	38,332	38,231
Accumulated other comprehensive income:
Foreign currency translation	(1,989)	(959)
Postretirement benefit obligations	190	190
Retained earnings	46,509	47,066
	83,209	84,695
Less 2,731 of common shares in treasury, at cost at March 31, 2014 and December 31, 2013	(18,239)	(18,239)
Total stockholders’ equity	64,970	66,456
Total liabilities and stockholders’ equity	$88,711	$95,444

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2014 and 2013

(In thousands)

(Unaudited)

	2014	2013

Cash flows from operating activities:
Net earnings (loss)	$(594)	$565
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for doubtful accounts	69	30
Provision for obsolete inventory	(8)	24
Provision for warranty	(134)	106
Depreciation and amortization	434	338
Equity in (income) loss of joint venture	(95)	106
Loss on forward contracts	348	—
(Gain) loss on disposal or transfer of assets	(7)	2
Deferred income taxes	519	(10)
Share-based compensation expense	101	95
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts, unbilled and notes receivable	3,709	6,010
Inventories	(179)	(2,773)
Other current assets	(200)	821
Accounts payable	(3,314)	(1,810)
Accrued expenses	(1,343)	(315)
Customer deposits/deferred revenue	(208)	(859)
Current income taxes	(1,599)	(444)
Other assets	(56)	43
Net cash (used in) provided by operating activities	(2,557)	1,929
Cash flows from investing activities:
Capital expenditures	(258)	(73)
Proceeds from sales of assets	56	2
Net cash used in investing activities	(202)	(71)
Cash flows from financing activities:
Proceeds from employee stock purchase plan	—	4
Net cash provided by financing activities	—	4
Effect of exchange rate changes on cash and cash equivalents	(541)	(167)
Net increase (decrease) in cash and cash equivalents	(3,300)	1,695
Cash and cash equivalents at beginning of year	28,791	40,168
Cash and cash equivalents at end of year	$25,491	$41,863

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